Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK
The summary of the general terms and provisions of the capital stock of Fastenal Company (the "Company") set forth below does not purport to be complete and is subject to and qualified by reference to the Company's Restated Articles of Incorporation, as amended (the "Articles") and Restated By-Laws ("By-Laws," and together with the Articles, the "Charter Documents"), each of which is incorporated herein by reference and attached as an exhibit to the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For additional information, please read the Company's Charter Documents and the applicable provisions of the Minnesota Business Corporation Act (the "MBCA").
Capital Stock
The Company is authorized to issue up to 805,000,000 shares, of which 5,000,000 have been designated preferred stock, par value of $0.01 per share ("Preferred Stock") and 800,000,000 have been designated common stock, par value $0.01 per share ("Common Stock").
Voting Rights
The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. The Articles do not permit cumulative voting in the election of directors. Subject to the rights, if any, of the holders of one or more classes or series of Preferred Stock issued by the Company, each director of the Company shall be elected at a meeting of shareholders by the vote of the majority of votes cast with respect to that director, provided that directors of the Company shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the Company first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected. Voting rights with respect to certain significant corporate transactions may require more than a majority vote in certain circumstances as described below under "Business Combinations and Other Transactions with 15% Shareholders."
Dividend Rights
Subject to any prior rights of any Preferred Stock then outstanding, the holders of shares of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's board of directors out of funds legally available therefor.
Liquidation Rights
Upon any liquidation or dissolution of the Company, the holders of shares of Common Stock share ratably, in proportion to the number of shares held, in the assets available for distribution after payment of all prior claims, including all prior claims of any Preferred Stock then outstanding.
No Preemptive Rights
Shareholders of the Company shall have no preemptive rights to acquire securities or rights to purchase securities of the Company.
Listing
The Company's Common Stock is currently traded on the Nasdaq Stock Market LLC under the symbol "FAST."
Anti-Takeover Provisions
The Charter Documents and the MBCA contain certain provisions that may discourage an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult. The following are some of the more significant anti-takeover provisions that are applicable to the Company:
Business Combinations and Other Transactions with 15% Shareholders
The Articles provide that, generally, (i) consolidations, mergers, statutory share exchanges and sales or other dispositions of 10% or more of the book value of the Company's assets involving a beneficial holder of at least 15% of the stock of the Company entitled to vote generally in the election of directors ("Voting Stock"), (ii) the acquisition of assets from a beneficial holder of at least 15% of the Company's Voting Stock equal to or greater than 10% of the book value of the Company's assets, (iii) certain issuances of stock involving a beneficial holder of at least 15% of the Company's Voting Stock, (iv) liquidations or dissolutions of the Company proposed by or on behalf of a 15% or more beneficial shareholder, and (v) certain other specified transactions involving a 15% or more beneficial shareholder, whether or not they otherwise require a shareholder vote, require the affirmative vote of the holders of at least 75% of the outstanding shares of the Company's Voting Stock, unless (a) the proposed transaction is first approved by a majority of the continuing directors (generally meaning any director whose election or nomination was approved by a majority of the currently sitting directors) whose election or nomination was approved by a majority of the continuing directors), or (b) the consideration to be received by the shareholders of the Company in the proposed transaction meets certain conditions generally designed to insure that shareholders receive a fair price for their shares,

Exhibit 4.2 (Continued)
and certain other procedural requirements in connection with the proposed transaction are followed. A 75% vote of the outstanding shares of the Company's Voting Stock is required to amend this special voting provision.
Special Meetings of Shareholders; Shareholder Action by Unanimous Written Consent; and Advance Notice of Shareholder Business Proposals and Nominations
Section 302A.433 of the MBCA provides that special meetings of the Company's shareholders may be called by the Company's chief executive officer, chief financial officer, two or more directors, or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting demanded by shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. Section 302A.441 of the MBCA also provides that action may be taken by shareholders without a meeting only by unanimous written consent. The By-Laws provide an advance written notice procedure with respect to shareholder proposals of business and shareholder nominations of candidates for election as directors. Shareholders at an annual meeting are able to consider only the proposals and nominations specified in the notice of meeting or otherwise brought before the meeting by or at the direction of the board of directors or by a shareholder that has delivered timely written notice in proper form to the Company's general counsel of the business to be brought before the meeting.
Control Share Provision
Section 302A.671 of the MBCA applies, with certain exceptions, to any acquisition of the Company's Voting Stock (from a person other than the Company and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the acquiring person owning 20% or more of the Company's Voting Stock then outstanding. Section 302A.671 requires approval of any such acquisitions by both (i) the affirmative vote of the holders of a majority of the shares entitled to vote, including shares held by the acquiring person, and (ii) the affirmative vote of the holders of a majority of the shares entitled to vote, excluding all interested shares. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares. The control share provision applies to any corporation that has not expressly provided to the contrary in its articles or in its bylaws approved by its shareholders. The Articles provide that this provision shall apply.
Business Combination Provision
Section 302A.673 of the MBCA generally prohibits the Company or any of its subsidiaries from entering into any merger, share exchange, sale of material assets or similar transaction with a 10% shareholder within four years following the date the person became a 10% shareholder, unless either the transaction or the person's acquisition of shares is approved prior to the person becoming a 10% shareholder by a committee of all of the disinterested members of the board of directors. The business combination provision applies to any corporation that has not expressly provided to the contrary in its articles or its bylaws. The Articles provide that this provision shall apply.
Takeover Offer; Fair Price
Under Section 302A.675 of the MBCA, an offeror may not acquire shares of a publicly held corporation within two years following the last purchase of shares pursuant to a takeover offer with respect to that class, including acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless (i) the acquisition is approved by a committee of the board's disinterested directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer, or (ii) shareholders are afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.
Greenmail Restrictions
Under Section 302A.553 of the MBCA, a corporation is prohibited from buying shares at an above-market price from a greater than 5% shareholder who has held the shares for less than two years unless (i) the purchase is approved by holders of a majority of the outstanding shares entitled to vote or (ii) the corporation makes an equal or better offer to all shareholders for all other shares of that class or series and any other class or series into which they may be converted.
Authority of the Board of Directors
The Company's board of directors has the power to issue any or all of the shares of the Company's capital stock, including the authority to establish one or more series of Preferred Stock, setting forth the designation of each such series and fixing the relative rights and preferences for each such series, without seeking shareholder approval in most instances. In addition, under the By-Laws, the Company's board of directors has the right to fill vacancies of the board of directors (including a vacancy created by an increase in the size of the board of directors).